FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chairman & Chief Executive Officer

Arthur L. Herbst, Jr., President & Chief Financial Officer

(312) 644-6400

Young Innovations, Inc. Announces Results for the Quarter Ended March 31, 2009

St. Louis, MO., April 27, 2009 – Young Innovations, Inc. (NASDAQ – YDNT) today announced results for the quarter ended March 31, 2009.

Sales for the first quarter of 2009 were $23.8 million, a decrease of $0.6 million or 2.6% from the $24.4 million reported in the first quarter of 2008. Income from operations increased 9.3% to $5.0 million in the first quarter of 2009 from $4.6 million in the first quarter of 2008. Net income increased 11.4% to $3.2 million compared with $2.8 million in the first quarter of 2008. Diluted earnings per share increased 17.6% in the first quarter of 2009 to $0.40 from $0.34 in the prior year quarter. Diluted earnings per share were affected by equity compensation expense of $0.03 for the quarter ending March 31, 2009, remaining unchanged from the prior year quarter. Results in the first quarter of 2008 also included a one-time foreign exchange benefit of approximately $300,000, or $0.02 per share, related to the repayment of debt from the Company’s Irish subsidiary.

Continuing a trend over the past several quarters, demand for our consumable products remained solid in the first quarter despite the economic downturn but was offset by continued weakness in our diagnostic product line. Sales of our consumable products, which include our preventive, infection control, endodontic, micro-applicator and home care product lines, remained essentially flat over the prior year quarter. We believe the weak economic climate contributed to disappointing results in our diagnostic product line, which posted results $530,000 below that of the first quarter of 2008. Sales were also negatively impacted by approximately $264,000 as the U.S. dollar continued to strengthen in the first quarter. Increased gross and operating margins were driven primarily by shifting product mix, price increases introduced in the second half of 2008 and the benefits of operating efficiencies implemented in 2008, including facility consolidations and adjusted staff levels.

Despite the challenges of the current environment, we have remained committed to our core operating strategies of enhancing and expanding customer relationships, improving operating efficiencies and expanding our product offering through internal development and acquisitions. In the first quarter, we made continued progress on enhancing the effectiveness of our sales and marketing organization, implemented incremental operating efficiency improvements in a number of our facilities and expanded our preventive and infection control product offerings with the addition of a new hand-piece and new surface disinfectant.

We are encouraged by the first quarter results. We are pleased that, despite the weak economy, we were able to show significant improvement in operating results following efforts to restructure the business over the past few years. While ongoing changes in product mix and costs related to new product introductions are expected to continue to impact quarterly results, we believe we are well-positioned to more aggressively compete and grow our business.

A conference call has been scheduled for Tuesday, April 28, 2009 at 11:00 A.M. Central Time and can be accessed through InterCall at http://tinyurl.com/ydnt1QTR09 or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.
Consolidated Balance Sheet
March 31, 2009 and December 31, 2008
(in thousands, except per share data)

	(Unaudited)
	March 31	December 31
Assets	2009	2008
Current assets
Cash	$ 728	$ 667
Accounts receivable, net	12,549	10,421
Inventories	16,419	16,486
Other current assets	4,799	4,759
Total current assets	34,495	32,333

Property, plant and equipment, net	33,367	32,905
Goodwill	80,284	80,334
Other intangible assets	12,162	10,602
Other assets	3,378	3,402

Total assets	$ 163,686	$ 159,576

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$ 10,256	$ 8,840
Total current liabilities	10,256	8,840

Long-term debt	29,075	29,349
Long-term secured borrowing	1,226	1,281
Deferred income taxes	13,771	13,829
Other noncurrent liabilities	272	-
Total liabilities	54,600	53,299

Stockholders' equity
Common stock	102	102
Additional paid-in capital	23,421	25,336
Retained earnings	136,381	133,531
Common stock in treasury, at cost	(50,690)	(52,673)
Accumulated other comprehensive loss	(128)	(19)
Total stockholders' equity	109,086	106,277

Total liabilities and stockholders' equity	$ 163,686	$ 159,576

Young Innovations, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008	Change

Net Sales	$ 23,764	$ 24,395	-2.6%
Cost of Goods Sold	10,454	11,457	-8.8%
Gross Profit	13,310	12,938	2.9%
% of Net Sales	56.0%	53.0%

Selling, General and Administrative Expense	8,315	8,368	-0.6%
% of Net Sales	35.0%	34.3%

Income from Operations	4,995	4,570	9.3%
% of Net Sales	21.0%	18.7%

Interest expense, net	154	419
Other income, net	(13)	(325)

Income Before Taxes	4,854	4,476	8.4%

Provision for Income Taxes	1,699	1,645

Net Income	$ 3,155	$ 2,831	11.4%
% of Net Sales	13.3%	11.6%

Basic Earnings Per Share	$ 0.40	$ 0.35	14.3%

Basic Weighted Average Shares Outstanding	7,811	8,193

Earnings Per Share (Diluted)	$ 0.40	$ 0.34	17.6%

Diluted Weighted Average Shares Outstanding	7,850	8,300